Exhibit 99.1

Scripps reports second-quarter 2017 results

For immediate release
November 3, 2017

CINCINNATI - The E.W. Scripps Company (NYSE: SSP) today reported operating results for the third quarter of 2017.

For the quarter, the net loss was $26.7 million or 32 cents per share. In the prior-year quarter, net income was $12.5 million or 15 cents per share. The current-year quarter included a non-cash goodwill and intangibles impairment charge for Cracked of $35.7 million as well as $2.4 million of restructuring charges, which increased the net loss by $24 million (net of taxes) or 29 cents per share.

For the quarter, total revenue was $216 million, compared to $233 million in third-quarter 2016, which included $27 million of political revenue.

Business highlights

•
On Oct. 2, 2017, the company closed the acquisition of the audience-targeted Katz broadcast networks. The net purchase price was $292 million. The acquisition was financed with a new $300 million floating-rate term loan, due in 2024.

•
Retransmission revenue increased 20 percent to $64 million in the third quarter. The increase was driven by the renewal at higher rates of two contracts covering 3 million subscribers during the fourth quarter of 2016.

•
Scripps launched a new daytime lifestyle show featuring country music entertainer Kellie Pickler and Emmy Award-winning New York TV personality Ben Aaron. The show began running Sept. 18 on 38 stations across the country as well as cable network CMT.

•
Newsy, the national news network focused on millennial audiences, began a major expansion into the cable and satellite marketplace with Scripps’ acquisition of carriage contracts from the Retirement Living Television (RLTV) cable network.

•
In the third quarter, Scripps began a comprehensive restructuring of its operations intended to position the company for improved performance and continued growth. On Aug. 23, the company announced a new management team to support the local and national media businesses and a reorganization that merges local operations into a new Local Media division and the national content brands into a National Media division. Those changes are effective Jan. 1. The company also appointed Chief Strategy Officer Lisa Knutson as interim chief financial officer.

Commenting on the third-quarter results, Scripps President and CEO Adam Symson said:

“In the third quarter, we began a deep analysis of our operating division and corporate cost structure, our non-core assets and the opportunities for our national content brands. We are committed to improving operating performance in our local media businesses, supporting the growth ahead with our national businesses and serving our audiences with news and information across all media platforms.
“In our television business, we saw core advertising move back into positive territory in the third quarter, factoring out incremental Olympics revenue as well as political for 2016. We have now secured shelf space for our local brands with a half-dozen major over-the-top TV disruptors, including YouTubeTV, Hulu and DirectTV Now, with net economics comparable to that of our cable and satellite platforms.

“In our national businesses, we aim to be the disruptor - capitalizing on consumers’ changing media habits by creating compelling content and distributing it across both traditional and emerging platforms. This focus on consumer behavior, combined with national scale, is setting up these brands for continued healthy revenue growth.

“Among these opportunities is our newest acquisition, the Katz networks, whose national reach and targeted audiences give us access to a deep well of national general-market advertisers. The four networks joined us Oct. 2 and are on track to meet their fourth-quarter financial goals.

“We are disappointed by the subpar financial performance at Cracked and the resulting impairment and goodwill write-down. But we are moving quickly to right size the business’s expense structure, curtail investment and bring it to profitability for 2018.

“Newsy and Midroll are both on track to deliver strong revenue growth for the year. Newsy is now nearly fully distributed on the major OTT services and is leveraging that success into gaining carriage on cable and satellite systems in order to participate in that lucrative marketplace. After our recent acquisition of RLTV carriage agreements, we are transitioning the programming to Newsy and expect to further expand its reach to about 40 million cable and satellite subscribers by the end of next year.”

Third-quarter operating results
Revenue decreased 7 percent, to $216 million, compared to the third quarter of 2016.

Costs and expenses for segments, shared services and corporate were $200 million, up from $187 million in the year-ago period, primarily driven by higher network programming fees.

Third-quarter results by segment compared to prior-year amounts were:

Television
In the third quarter of 2017, revenue from our television group was $180 million, down about 9 percent from the prior-year quarter. Political advertising revenue was $1.7 million in the third quarter of 2017, compared to $26.9 million in the third quarter of last year.

Retransmission revenue increased 19.9 percent or $10.6 million.

Core local and national advertising revenue was down 2.8 percent in the third quarter.

Total segment expenses increased 6.4 percent to $148 million, driven by increases in programming fees tied to our network affiliation agreements.

Third-quarter segment profit was $32.1 million, compared to $58.3 million in the year-ago quarter.

Radio
Radio revenue was $17.9 million, down from $19.3 million in the 2016 quarter. Expenses were down 2.5 percent year-over-year.

Segment profit was $1.5 million in the third quarter, down from $2.5 million in the 2016 quarter.

Digital

Digital revenue was $17.8 million, up 13.3 percent from the prior-year period.

Expenses for the digital group were $23.5 million, an increase of $2.1 million from the prior-year period.

Segment loss in the digital division was $5.7 million in the third quarter, compared to $5.6 million in the 2016 quarter.

Financial condition
On Sept. 30, cash and cash equivalents totaled $127 million while total debt was $396 million.

From Jan. 1 through Oct. 31, the company repurchased about 725,000 shares at an average price of $18.76. In November 2016, the board of directors authorized a $100 million share repurchase program that expires at the end of 2018.

Year-to-date results
The following comparisons are to the year-to-date period ending Sept. 30, 2016:

In 2017, revenue was $659 million compared to revenue of $670 million in 2016. Retransmission revenue increased $36 million. Political advertising was $5.3 million in 2017 compared to $44.6 million in 2016.

Costs and expenses for segments, shared services and corporate were $591 million, an increase of $36 million, primarily driven by higher network programming fees as well as costs in our digital businesses.

Net loss was $20.1 million or 24 cents per share. In the prior year, net income was $28.9 million or 34 cents per share. The 2017 period includes a $2.4 million non-cash charge to write off deferred loan fees associated with our prior debt, $6.3 million of other income associated with the sale of a small business and an adjustment to a purchase-price earnout, $2.4 million of restructuring charges and a $35.7 million non-cash charge to write down goodwill and intangible assets at Cracked.

Looking ahead
Comparisons are to the same periods of 2016.

Fourth-quarter 2017

Television revenue        Down high teens
Television expense        Up high single digits
Radio revenue        Down high single digits
Radio expense        Up low single digits
Digital revenue        About $60 million (includes Katz networks)
Digital expense        Mid- to high $50 million range (includes Katz networks)
Shared services and     $12 million
corporate

Conference call
The senior management of The E.W. Scripps Company will discuss the company’s third-quarter results during a telephone conference call at 9 a.m. (Eastern) today. To access the live webcast, visit http://www.scripps.com and click on “investors” and then “investor information.”

To access the conference call by telephone, dial (800) 230-1074 (U.S.) or (612) 234-9960 (international) approximately five minutes before the start of the call and ask for "Scripps earnings call". Callers will be asked to provide their name and company affiliation. The public is granted access to the conference call on a listen-only basis.

A replay line will be open from 11 a.m. Eastern time Nov. 3 until 11:59 p.m. on Nov. 17. The domestic number to access the replay is (800) 475-6701 and the international number is (320) 365-3844. The access code for both numbers is 431989.

A replay of the conference call will be archived and available online approximately four hours after the call and then for an extended period of time. To access the audio replay, visit http://www.scripps.com, click on "investors" then "investor information," and scroll down to “audio/video links.”

Forward-looking statements
This press release contains certain forward-looking statements related to the company's businesses that are based on management's current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. Such forward-looking statements are made as of the date of this release and should be evaluated with the understanding of their inherent uncertainty. A detailed discussion of principal risks and uncertainties which may cause actual results and events to differ materially from such forward-looking statements is included in the company’s Form 10-K on file with the SEC in the section titled “Risk Factors”. The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps
The E.W. Scripps Company (NYSE: SSP) serves audiences and businesses through a growing portfolio of television, radio and digital media brands. With 33 television stations, Scripps is one of the nation’s largest independent TV station owners. Scripps runs an expanding collection of local and national digital journalism and content businesses, including Newsy, the next-generation national news network, and podcast industry leader Midroll Media. Scripps produces original programming including “Pickler & Ben,” runs an award-winning investigative reporting newsroom in Washington, D.C., and is the longtime steward of the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

Investor contact:
Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, Carolyn.micheli@scripps.com

Media contact:
Kari Wethington, The E.W. Scripps Company, 513-977-3763, Kari.wethington@scripps.com

THE E.W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2017	2016	2017	2016

Operating revenues	$216,450	$233,040	$659,271	$670,355
Segment, shared services and corporate expenses	(200,487)	(187,192)	(591,242)	(555,642)
Acquisition and related integration costs	—	—	—	(578)
Restructuring costs	(2,407)	—	(2,407)	—
Depreciation and amortization	(14,655)	(14,892)	(44,028)	(44,089)
Impairment of goodwill and intangibles	(35,732)	—	(35,732)	—
(Losses) gains, net on disposal of property and equipment	(124)	(26)	(435)	(44)
Operating expenses	(253,405)	(202,110)	(673,844)	(600,353)
Operating income (loss)	(36,955)	30,930	(14,573)	70,002
Interest expense	(5,720)	(4,592)	(18,163)	(13,603)
Defined benefit pension plan expense	(3,551)	(3,605)	(10,485)	(10,504)
Miscellaneous, net	1,187	(596)	5,411	(1,245)
Income (loss) from operations before income taxes	(45,039)	22,137	(37,810)	44,650
(Provision) benefit for income taxes	18,355	(9,615)	17,732	(15,752)
Net income (loss)	$(26,684)	$12,522	$(20,078)	$28,898

Net income (loss) per share of common stock attributable to the shareholders of The E.W. Scripps Company	$(0.32)	$0.15	$(0.24)	$0.34

Weighted average basic shares outstanding	82,039	83,230	82,140	83,654
See notes to results of operations.

Notes to Results of Operations
1. SEGMENT INFORMATION
We determine our business segments based upon our management and internal reporting structures. Our reportable segments are strategic businesses that offer different products and services.
Our television segment includes fifteen ABC affiliates, five NBC affiliates, two FOX affiliates and two CBS affiliates. We also have three MyTV affiliates, one CW affiliate, one independent station and three Azteca America Spanish-language affiliates. Our television stations reach approximately 18% of the nation’s television households based on audience reach. Television stations earn revenue primarily from the sale of advertising time to local, national and political advertisers and retransmission fees received from cable operators, telecommunications companies and satellite carriers.
Our radio segment consists of thirty-four radio stations in eight markets. We operate twenty-eight FM stations and six AM stations. Our radio stations earn revenue primarily from the sale of advertising to local advertisers.

Our digital segment includes the digital operations of our local television and radio businesses. It also includes the operations of our national digital businesses of Midroll, a podcast industry leader, Newsy, the national news network and Cracked, a multi-platform humor and satire brand. Our digital operations earn revenue primarily through the sale of advertising, marketing services and agency commissions.

We allocate a portion of certain corporate costs and expenses, including information technology, certain employee benefits and shared services, to our business segments. The allocations are generally amounts agreed upon by management, which may differ from an arms-length amount. Corporate assets are primarily cash and cash equivalents, restricted cash, property and equipment primarily used for corporate purposes, and deferred income taxes.

Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure called segment profit. Segment profit excludes interest, defined benefit pension plan expense, income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding the operating results of our business segments is as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2017	2016	Change	2017	2016	Change

Segment operating revenues:
Television	$179,920	$197,283	(8.8)%	$553,022	$568,932	(2.8)%
Radio	17,870	19,301	(7.4)%	49,112	52,087	(5.7)%
Digital	17,846	15,754	13.3%	52,552	43,287	21.4%
Other	814	702	16.0%	4,585	6,049	(24.2)%
Total operating revenues	$216,450	$233,040	(7.1)%	$659,271	$670,355	(1.7)%

Segment profit (loss):
Television	$32,083	$58,305	(45.0)%	$116,583	$153,290	(23.9)%
Radio	1,510	2,528	(40.3)%	6,027	8,574	(29.7)%
Digital	(5,685)	(5,633)	0.9%	(16,061)	(13,481)	19.1%
Other	(897)	(832)	7.8%	(2,342)	(984)	138.0%
Shared services and corporate	(11,048)	(8,520)	29.7%	(36,178)	(32,686)	10.7%
Acquisition and related integration costs	—	—		—	(578)
Restructuring costs	(2,407)	—		(2,407)	—
Depreciation and amortization	(14,655)	(14,892)		(44,028)	(44,089)
Impairment of goodwill and intangibles	(35,732)	—		(35,732)	—
(Losses) gains, net on disposal of property and equipment	(124)	(26)		(435)	(44)
Interest expense	(5,720)	(4,592)		(18,163)	(13,603)
Defined benefit pension plans	(3,551)	(3,605)		(10,485)	(10,504)
Miscellaneous, net	1,187	(596)		5,411	(1,245)
Income (loss) from operations before income taxes	$(45,039)	$22,137		$(37,810)	$44,650

Operating results for our television segment were as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2017	2016	Change	2017	2016	Change

Segment operating revenues:
Local	$76,344	$77,882	(2.0)%	$239,347	$246,951	(3.1)%
National	33,915	35,524	(4.5)%	100,639	106,873	(5.8)%
Political	1,689	26,892	(93.7)%	5,255	44,601	(88.2)%
Retransmission	63,733	53,134	19.9%	196,003	160,181	22.4%
Other	4,239	3,851	10.1%	11,778	10,326	14.1%
Total operating revenues	179,920	197,283	(8.8)%	553,022	568,932	(2.8)%
Segment costs and expenses:
Employee compensation and benefits	65,649	63,936	2.7%	197,291	193,296	2.1%
Programs and program licenses	47,808	41,292	15.8%	137,791	121,344	13.6%
Other expenses	34,380	33,750	1.9%	101,357	101,002	0.4%
Total costs and expenses	147,837	138,978	6.4%	436,439	415,642	5.0%
Segment profit	$32,083	$58,305	(45.0)%	$116,583	$153,290	(23.9)%
Operating results for our radio segment were as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2017	2016	Change	2017	2016	Change

Segment operating revenues:
Advertising	$16,795	$18,320	(8.3)%	$46,806	$50,010	(6.4)%
Other	1,075	981	9.6%	2,306	2,077	11.0%
Total operating revenues	17,870	19,301	(7.4)%	49,112	52,087	(5.7)%
Segment costs and expenses:
Employee compensation and benefits	7,350	7,310	0.5%	21,896	21,660	1.1%
Programs	4,736	4,539	4.3%	8,965	8,558	4.8%
Other expenses	4,274	4,924	(13.2)%	12,224	13,295	(8.1)%
Total costs and expenses	16,360	16,773	(2.5)%	43,085	43,513	(1.0)%
Segment profit	$1,510	$2,528	(40.3)%	$6,027	$8,574	(29.7)%
Operating results for our digital segment were as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2017	2016	Change	2017	2016	Change

Total operating revenues	$17,846	$15,754	13.3%	$52,552	$43,287	21.4%
Segment costs and expenses:
Employee compensation and benefits	12,429	12,470	(0.3)%	38,784	34,104	13.7%
Other expenses	11,102	8,917	24.5%	29,829	22,664	31.6%
Total costs and expenses	23,531	21,387	10.0%	68,613	56,768	20.9%
Segment loss	$(5,685)	$(5,633)	0.9%	$(16,061)	$(13,481)	19.1%

2. CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	As of September 30, 2017	As of December 31, 2016

ASSETS
Current assets:
Cash and cash equivalents	$126,535	$134,352
Other current assets	228,397	211,543
Total current assets	354,932	345,895
Investments	14,137	14,221
Property and equipment	247,156	260,731
Goodwill	587,377	616,780
Other intangible assets	456,398	467,896
Deferred income taxes	10,488	9,075
Miscellaneous	16,122	13,775
TOTAL ASSETS	$1,686,610	$1,728,373

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$28,708	$26,670
Customer deposits and unearned revenue	7,088	7,122
Current portion of long-term debt	2,656	6,571
Accrued expenses and other current liabilities	70,226	63,768
Total current liabilities	108,678	104,131
Long-term debt (less current portion)	393,179	386,614
Other liabilities (less current portion)	255,779	291,693
Total equity	928,974	945,935
TOTAL LIABILITIES AND EQUITY	$1,686,610	$1,728,373

3. EARNINGS PER SHARE (“EPS”)

Unvested awards of share-based payments with rights to receive dividends or dividend equivalents, such as our RSUs, are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and, therefore, exclude that income from the calculation of EPS for common stock. We do not allocate losses to the participating securities.

The following table presents information about basic and diluted weighted-average shares outstanding:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2017	2016	2017	2016

Numerator (for basic and diluted earnings per share)
Net income (loss)	$(26,684)	$12,522	$(20,078)	$28,898
Less income allocated to RSUs	—	(174)	—	(373)
Numerator for basic and diluted earnings per share	$(26,684)	$12,348	$(20,078)	$28,525
Denominator
Basic weighted-average shares outstanding	82,039	83,230	82,140	83,654
Effective of dilutive securities:
Stock options held by employees and directors	—	288	—	306
Diluted weighted-average shares outstanding	82,039	83,518	82,140	83,960
Anti-dilutive securities (1)	1,373	—	1,373	—

(1)	Amount outstanding at Balance Sheet date, before application of the treasury stock method and not weighted for period outstanding.